                                                                     EXHIBIT 8.1

(713) 758-2192                                                    (713) 615-5210

                                December 4, 1996


Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391

     Re: Halliburton Company Reorganization

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of an internal reorganization of Halliburton Company ("Halliburton") involving, among other things, (i) the implementation of a new holding company structure for the Halliburton group of companies (the "Holding Company Reorganization") and (ii) the distribution by Halliburton of the stock of four subsidiaries to Halliburton Delaware, Inc. ("HDI"), as hereinafter described (the "Spinoffs"). Our opinion is based upon (i) the Agreement and Plan of Reorganization (the "Reorganization Agreement") to be entered into among Halliburton, Halliburton Hold Co. ("Holdco") and Halliburton Merge Co. ("Merger Sub"), (ii) the financial statements and other information you furnished to us with respect to Halliburton and its subsidiaries, and (iii) the facts, representations, law and analysis hereinafter set forth./1/

     As set forth in detail below, in our opinion, the Holding Company Reorganization will constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended,/2/ and the Spinoffs will be tax-free under section 355 of the Code. As a result, no gain or loss will be recognized for federal income tax purposes by Halliburton, HDI or the stockholders of Halliburton by reason of the Holding Company Reorganization or the Spinoffs.

------------------
     /1/ Capitalized terms used but not defined herein have the meanings ascribed to them in the Reorganization Agreement.

     /2/ Hereinafter referred to as the "Code". All section references herein are to the Code unless otherwise noted.
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Halliburton Company
Page 2
December 4, 1996
                                     FACTS

THE PARTIES

HALLIBURTON. Halliburton is a Delaware corporation with its principal office at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391. Halliburton maintains its books and records on an accrual basis of accounting and its taxable year ends on December 31. Halliburton is the common parent of an affiliated group of corporations that files consolidated federal income tax returns. Halliburton's common stock is widely-held and traded on the New York Stock Exchange and certain foreign exchanges.

          Halliburton owns all of the outstanding stock of the following subsidiaries (individually, a "Distributed Subsidiary" and, collectively, the "Distributed Subsidiaries"): (i) Brown & Root Holdings, Inc. ("BRHI"), (ii) Halliburton International, Inc. ("HII"), (iii) Landmark Graphics Corporation ("Landmark"), and (iv) Halliburton Affiliates Corporation ("HAC").

          For each of the five years preceding the Spinoffs, Halliburton has been directly engaged, and through its subsidiaries indirectly engaged, in the energy services business, and through its subsidiaries, indirectly engaged in the engineering and construction services business.

          Halliburton's energy services business is conducted through Halliburton Energy Services Division (a division of Halliburton), foreign branches of Halliburton, certain domestic and foreign subsidiaries of Halliburton and other legal entities in which Halliburton has an interest (sometimes collectively referred to herein as the "Energy Services Group"). The Energy Services Group offers a wide range of services and products to provide integrated solutions to customers in the exploration, development and production of oil and natural gas. The Energy Services Group operates worldwide serving major oil and gas companies, independent operators and national oil and gas companies with certain of its operations being conducted by and through domestic and foreign subsidiaries including HII (a first-tier subsidiary of Halliburton) and certain of its subsidiaries. The services and products provided by the Energy Services Group include cementing, casing equipment and water control services; completion and production products; directional drilling systems, measurement while drilling, logging while drilling, and mud logging services; open and cased hole logging and perforating services and logging and perforating products; well testing, reservoir description and evaluation services, tubing conveyed well completion systems and reservoir engineering services; stimulation, sand control services and coiled tubing services; and wellhead pressure control equipment, well control, hydraulic workover and downhole video services.

          Halliburton's engineering and construction business is conducted through another group of Halliburton domestic and foreign subsidiaries and other entities in which Halliburton owns an indirect interest, headed primarily by BRHI and including certain subsidiaries of HII (sometimes collectively referred to herein as the "Engineering and Construction Services Group"). The Engineering and Construction Services Group provides engineering and construction services for
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Halliburton Company
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December 4, 1996

both land and marine activities throughout the world. Included are technical and economic feasibility studies, site evaluation, licensing, conceptual design, process design, detailed engineering, procurement, project and construction management; construction and start-up assistance of electric utility plants, chemical and petrochemical plants, refineries, pulp and paper mills, metal processing plants, highways and bridges; subsea construction, fabrication and installation of subsea pipelines, offshore platforms, production platform facilities, marine engineering and other marine related projects; contract maintenance and operations and maintenance services for both industry and government; engineering and environmental consulting and waste management services for industry, utilities and government; and remedial engineering and construction services for hazardous waste sites.

          Halliburton's authorized capital stock consists of (i) 200,000,000 shares of common stock, par value $2.50 per share ("Halliburton Common Stock"), of which 125,258,208 shares were issued and outstanding as of November 30, 1996, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, of which none is issued and outstanding. Halliburton also has outstanding preferred share purchase rights ("Halliburton Rights") each of which entitle the holder to purchase from Halliburton 1/100 of a share of Series A Junior Participating Preferred Stock exercisable solely upon the occurrence of certain takeover-type events. The Halliburton Rights are similar to the rights described in Rev. Rul. 90-11, 1990-1 C.B. 10.

HOLDCO. Holdco is a wholly-owned subsidiary of Halliburton, incorporated in Delaware on November 7, 1996 for the purpose of acting as a holding company for the Halliburton group of companies. Prior to the Holding Company Reorganization, Holdco will have no significant assets or liabilities. The issued and outstanding capital stock of Holdco consists of 1,000 shares of common stock, par value $2.50 per share, all of which are directly owned by Halliburton.

HDI. HDI is a wholly-owned subsidiary of Holdco, incorporated in Delaware on November 7, 1996. Prior to the Holding Company Reorganization, HDI will have no significant assets or liabilities. The issued and outstanding capital stock of HDI consists of 1,000 shares of common stock, par value $1.00 per share, all of which are directly owned by Holdco.

MERGER SUB. Merger Sub is a wholly-owned subsidiary of HDI, incorporated in Delaware on November 7, 1996 for the sole purpose of the Holding Company Reorganization. Prior to the Holding Company Reorganization, Merger Sub will have no significant assets or liabilities. The issued and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are directly owned by HDI.

HAC. HAC is a wholly-owned subsidiary of Halliburton, incorporated in Delaware on November 7, 1996. Prior to the Holding Company Reorganization, HAC will have no significant assets or liabilities. The issued and outstanding capital stock of HAC consists of 1,000 shares of common stock, par value $1.00 per share, all of which are directly owned by Halliburton.
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Halliburton Company
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December 4, 1996

THE HOLDING COMPANY REORGANIZATION

          As noted above, Halliburton conducts its energy services business through its Energy Services Group, comprised of Halliburton Energy Services Division, certain foreign branches, first or lower tier foreign and domestic subsidiaries and certain other entities in which Halliburton owns an interest. Its other businesses, comprising its Engineering and Construction Services Group, are conducted in other corporations which are first or lower tier domestic or foreign subsidiaries of Halliburton and in certain other legal entities in which Halliburton or such subsidiaries own an interest. Thus, Halliburton functions both as an operating company with respect to Halliburton Energy Services Division and Halliburton's foreign branches, and as a holding company with respect to other parts of its Energy Services Group and its Engineering and Construction Services Group. For the business reasons set forth below, management of Halliburton has determined that it would be advisable and in the best interests of Halliburton and its subsidiaries to implement a new holding company structure. The holding company structure will be accomplished as follows:

          (i) Merger Sub will merge with and into Halliburton pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") hereinafter described (the "Halliburton Merger") pursuant to which Halliburton would be the surviving corporation, and

          (ii) pursuant to the Halliburton Merger, each share of Halliburton Common Stock issued at the Effective Time of the Halliburton Merger would be converted into one share of common stock of Holdco, par value $2.50 per share ("Holdco Common Stock").

As a result of the Halliburton Merger, (i) each shareholder of Halliburton immediately prior to the Effective Time of the Halliburton Merger will own, immediately after the Effective Time of the Halliburton Merger, a number of shares of Holdco Common Stock exactly equal to the number of shares of Halliburton Common Stock held immediately prior to the Halliburton Merger, (ii) Holdco will own all of the issued and outstanding stock of HDI; and (iii) HDI will own all of the issued and outstanding stock of Halliburton. Holdco will also have outstanding rights equivalent to the Halliburton Rights. Holdco will assume the public indebtedness and certain other obligations of Halliburton.

          The Halliburton Merger will be accomplished pursuant to section 251(g) of the DGCL which permits a Delaware corporation to reorganize as a holding company without stockholder approval. Section 251(g) eliminates the requirement for a stockholder vote on such a merger by containing several provisions designed to ensure that the rights of stockholders are not changed by or as a result of the merger. Appraisal rights are not available to dissenting stockholders in a merger that qualifies under section 251(g) of the DGCL.

          Thus, in the Halliburton Merger (i) shareholder approval will not be sought nor is it required under section 251(g) of the DGCL; (ii) under section 262(b) of the DGCL, holders of Halliburton
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Halliburton Company
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December 4, 1996

Common Stock will not be entitled to dissenters' appraisal rights; (iii) the Halliburton Common Stock will be automatically converted into Holdco Common Stock evidencing the same proportional interests in Holdco; (iv) the businesses conducted by Halliburton and its affiliates will not change as a result of the Halliburton Merger; (v) the board of directors of Holdco will be identical to the board of directors of Halliburton that existed immediately prior to the Halliburton Merger; (vi) the rights and interests of the holders of Holdco Common Stock will be substantially the same as those of holders of Halliburton Common Stock immediately prior to the Halliburton Merger; (vii) Holdco will be a newly-formed corporation and, immediately prior to the Halliburton Merger, will have no significant assets or liabilities; (viii) immediately following consummation of the Halliburton Merger, on a consolidated basis Holdco will have substantially the same assets and liabilities as Halliburton had prior to consummation of the Halliburton Merger; and (ix) the Holdco Common Stock will be issued solely as part of a reorganization of Halliburton into a holding company structure.

          Halliburton holds, in its treasury, shares of Halliburton Common Stock (the "Halliburton Treasury Shares"); as of November 30, 1996 there were 4,012,502 Halliburton Treasury Shares. Pursuant to section 251(g) of the DGCL the capital structure of Holdco following the Halliburton Merger will mirror that of Halliburton immediately prior to the Halliburton Merger, such that Holdco similarly will hold in its treasury a number of shares of Holdco Common Stock immediately following the Halliburton Merger (the "Holdco Treasury Shares") equal to the number of Halliburton Treasury Shares immediately prior to the Merger. This will be accomplished by the contribution by Halliburton of the Halliburton Treasury Shares to Holdco immediately prior to the Halliburton Merger.

THE SPINOFFS

          Halliburton has determined that following the Halliburton Merger the Distributed Subsidiaries should be owned directly by HDI in order to permit HDI to function as the company which holds the stock of certain of the principal subsidiaries of Halliburton and for other business reasons which are detailed in the section which follows entitled "Business Purpose for the Holding Company Reorganization and the Spinoffs." Accordingly, following the Halliburton Merger, (i) Halliburton will contribute the stock of certain first-tier controlled foreign corporations ("CFCs") to HAC in exchange for cash in the amount of $1,000, and (ii) Halliburton will distribute to HDI all of the outstanding stock of the Distributed Subsidiaries.

          Thus, following the distribution of the Distributed Subsidiaries to HDI, Halliburton's assets will be comprised of the domestic assets of Halliburton Energy Services Division, certain foreign branch assets, and the stock of certain domestic and foreign subsidiaries whose operations are related to the Halliburton Energy Services Division.
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Halliburton Company
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December 4, 1996

RELATED TRANSACTIONS

          Prior to or in connection with the Holding Company Reorganization and the Spinoffs, the following related transactions will occur:

          (i) BRHI will contribute its stock in Halliburton Holdings, Inc. ("HHI") to Brown & Root, Inc. ("B&R").

          (ii)   Halliburton will contribute its stock in HHI to HII.

          (iii) Pursuant to a certificate of merger filed with the Halliburton will change its name to Halliburton Secretary of State of Delaware, Energy Services, Inc.

          (iv) Pursuant to the filing of an amended certificate of incorporation, Holdco will change its name to Halliburton Company immediately after the Effective Time.

          (v) Following the consummation of the Holding Company Reorganization, Halliburton may distribute cash to HDI, which in turn may distribute such cash to Holdco. Following such distribution, Holdco may make a loan of an equivalent amount of cash to Halliburton.

ACTIVE BUSINESSES

BRHI. BRHI was incorporated in Delaware on December 14, 1989 and has its principal office at 4100 Clinton Drive, Houston, Texas 77020. BRHI, through its subsidiaries, provides engineering and construction services for both land and marine activities throughout the world.

HII. HII was incorporated in Delaware on September 30, 1991 and has its principal office at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391. HII provides energy services and engineering and construction services throughout the world.

LANDMARK. Landmark was incorporated in Delaware on June 29, 1996 and has its principal office at 15150 Memorial Drive, Houston, Texas 77070-4304. On October 4, 1996, the former Landmark Graphics Corporation ("Old Landmark") merged into Landmark pursuant to a reorganization described in sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Following the merger of Old Landmark into Landmark, Landmark continued the historic business of Old Landmark.

          Landmark offers an extensive line of integrated software applications to the oil and gas exploration, development and production industry for seismic processing, three dimensional and two dimensional seismic interpretations, geologic and petrophysical interpretation, including reservoir analysis, mapping and modeling of geophysical information, well log and production analysis, drilling and production engineering and data management. In addition to designing, producing and
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Halliburton Company
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December 4, 1996

marketing software products, Landmark is a value-added reseller of workstations and other hardware and provides a range of services related to its products, including software and systems support and training, systems configuration and network design and data loading and management.

BUSINESS PURPOSE FOR THE HOLDING COMPANY REORGANIZATION AND THE SPINOFFS

          Management of Halliburton believes that the full implementation of a course of action that includes the Holding Company Reorganization and the Spinoffs will provide numerous benefits to Halliburton and its subsidiaries, taken as a whole, and that a number of valid business reasons for taking such actions exist, among which are:

          (a) Reduction of state franchise and income taxes on an ongoing basis, estimated to result in as much as $4 million annual savings.

          (b) Creation of an organizational structure where major components of the Energy Services Group and the Engineering and Construction Services Group (e.g., Halliburton, BRHI, HII, Landmark and HAC) are on structural parity (rather than lower level subsidiaries of Halliburton).

          (c) Clarification of the role of the ultimate parent company as the provider of consolidated management, financing, investor relations and certain other staff services to the organization as a whole.

          (d) Elimination of the need for the public board of directors to take numerous actions of the nature required for the operations of Halliburton Energy Services Division and Halliburton's numerous foreign branches, the effect of which will allow the board of directors of the ultimate parent to concentrate on high level policy and other management issues while at the same time facilitating the day to day operations of Halliburton Energy Services Division and foreign branches of Halliburton through actions of a subsidiary board of directors.

          (e) Providing through HDI and Holdco structural flexibility in planning for, and structuring or restructuring of, the overall Halliburton group of companies to meet business needs in present and future years.

          (f) Financing alternatives are expected to be improved by the holding company structure in that planning of financings best suited to the varying needs and circumstances of Halliburton and the Distributed Subsidiaries should be facilitated.

          (g) A reduction in exposure of the stock of the Distributed Subsidiaries to liabilities of Halliburton.

          (h) A reduction in exposure of Halliburton to liabilities of the Distributed Subsidiaries.
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Halliburton Company
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December 4, 1996

                                REPRESENTATIONS

          1. No indebtedness will exist between any of the Distributed Subsidiaries and Halliburton except for intercompany accounts which arise in the ordinary course of business and are not evidenced by a written instrument.

          2. No part of the Distributed Subsidiaries stock to be distributed by Halliburton in the Spinoffs will be received by HDI in any capacity other than that of a shareholder of Halliburton.

          3. The five years of financial information supplied to us with respect to each active business of Halliburton and the Distributed Subsidiaries, as defined in section 355(b) of the Code (an "Active Business"), is representative of the present operations of each Active Business, and there have been no substantial operational changes since the date of the last financial statement, except for the addition or deletion of certain products or services lines of business.

          4. Following the Spinoffs, at least 90 percent of the fair market value of the gross assets of BRHI and HAC, respectively, will consist of stock and securities of 80 percent or more owned subsidiaries that are directly engaged in an Active Business. For purposes of this representation, a subsidiary corporation is only treated as being engaged in the active conduct of a trade or business if at least 5 percent of its gross assets are utilized in an Active Business.

          5. Following the Spinoffs, at least 5 percent of the fair market value of the gross assets of each of Halliburton, Landmark, and HII, respectively, will be directly utilized in an Active Business.

          6. Following the Spinoffs, Halliburton and the Distributed Subsidiaries will each continue the active conduct of their respective businesses, independently and with their separate employees.

          7. The Holding Company Reorganization and the Spinoffs are motivated and carried out to accomplish real and substantial non-Federal tax purposes germane to the business of Halliburton and the Distributed Subsidiaries.

          8. There is no plan or intention by HDI to sell, exchange, or otherwise dispose of any of the shares of the Distributed Subsidiaries stock received in the Spinoffs or shares of Halliburton stock following the Spinoffs.

          9. There is no plan or intention by either Halliburton or any Distributed Subsidiary, directly or through any subsidiary, to purchase any of its outstanding stock following the Spinoffs.

          10. There is no plan or intention to liquidate either Halliburton or any Distributed Subsidiary, to merge either Halliburton or any Distributed Subsidiary with any other corporation, or,
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Halliburton Company
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December 4, 1996

except for cash dividends, to sell or otherwise dispose of the assets of either Halliburton or any Distributed Subsidiary, after the Spinoffs, except in the ordinary course of business.

          11. The total adjusted basis and the fair market value of the assets transferred to a Distributed Subsidiary by Halliburton each equals or exceeds the sum of any liabilities assumed by the Distributed Subsidiary plus any liabilities to which the transferred assets are subject. Any liabilities assumed and any liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

          12. Payments made in connection with all continuing transactions between Halliburton and a Distributed Subsidiary will be for fair market value based on terms and conditions that would be arrived at by the parties if bargaining at arm's length.

          13. Less than 80 percent of the total assets of Halliburton are held for investment. For purposes of this representation Halliburton shall be treated as owning directly the assets of its more than 50 percent owned subsidiaries.

          14. Halliburton, the Distributed Subsidiaries and HDI will each pay their own expenses, if any, incurred in connection with the Spinoffs.

          15. To the best of the knowledge of the management of Halliburton, there is no plan or intention on the part of any of the shareholders of Halliburton to sell, exchange or otherwise dispose of a number of shares of Holdco Common Stock to be received in the Halliburton Merger that would reduce the Halliburton shareholders' ownership of Holdco Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all Halliburton Common Stock outstanding immediately prior to the Effective Time.

          16. Halliburton has no plan or intention to issue additional shares of its stock that would result in HDI's owning less than 80 percent of the outstanding stock of Halliburton.


          In addition to the facts and representations set forth above, our opinion is conditioned upon our understanding that the transactions will be carried out as described herein and that there are no other agreements, arrangements, or understandings between any of Halliburton, the Distributed Subsidiaries, or HDI other than those described or referenced herein.
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Halliburton Company
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December 4, 1996

                               LAW AND ANALYSIS

THE HOLDING COMPANY RESTRUCTURING UNDER SECTION 368(A)(1)(B)

          Section 368(a)(1)(B) of the Code defines a "reorganization" to include the acquisition by one corporation, solely for all or part of the voting stock of a corporation which is in control of such acquiring corporation, of stock of another corporation, if immediately after the acquisition, the acquiring corporation is in control of such other corporation.

          Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization in which the acquisition consideration is the stock of a corporation which controls the acquiring corporation, also includes the controlling corporation. Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

          Treas. Reg. (S) 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

          Treas. Reg. (S) 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

          Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

          Section 358(a)(1) of the Code provides that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.

          Section 1223(1) of the Code provides in part that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the
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Halliburton Company
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December 4, 1996

property exchanged at the time of such exchange was a capital asset as defined in section 1221 of the Code.

          Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

          Section 362 of the Code provides that the acquiring corporation's basis of property acquired in a reorganization equals the basis of such property in the hand of the transferor immediately prior to the reorganization. Treas. Reg. (S) 1.1502-31, however, provides that where a corporation acquires stock of a "common parent" in a reorganization that constitutes a "group structure change," the acquiring corporation's basis in the stock of the acquired corporation is determined by reference to the "net asset basis" of the common parent rather than under section 362. A "group structure change" is defined in Treas. Reg. (S) 1.1502-33(f)(1) to include a transaction such as the Halliburton Merger where a new corporation succeeds another corporation as the common parent of a consolidated group.

THE SPINOFFS DISTRIBUTIONS UNDER SECTION 355

          Section 355(a)(1) of the Code provides that if (i) a distributing corporation distributes to a shareholder stock of a corporation which it controls immediately before the distribution; (ii) as part of the distribution, the distributing corporation distributes an amount of stock in the controlled corporation constituting "control" within the meaning of section 368(c) of the Code; (iii) the requirements of section 355(b) of the Code, relating to active businesses, are satisfied; and (iv) the transaction was not used principally as a device for the distribution of the earnings and profits of the distributing corporation, the controlled corporation or both, then no gain or loss shall be recognized to (and no amount shall be includible in the income of) such shareholder on the receipt of such stock. Section 355(a)(2) of the Code provides that section 355(a)(1) shall be applied without regard to whether or not the distribution is pro rata with respect to all of the shareholders of the distributing corporation and whether or not the shareholders surrender stock in the distributing corporation. In addition to the foregoing statutory requirements, the transaction must be carried out for one or more valid corporate business purposes and must meet continuity of interest requirements generally applicable to tax-free reorganizations. See Treas. Reg. (S) 1.355-2(b) and (c).

          Section 358(a)(1) of the Code provides that in the case of an exchange to which section 355 applies, the basis of the property permitted to be received under section 355 without the recognition of gain or loss shall be the same as that of the property exchanged. Section 358(c) provides that for this purpose a distribution to which section 355 applies shall be treated as an exchange and the stock of the distributing corporation shall be treated as surrendered and received back in the exchange. Section 358(b) provides that the basis of the property exchanged shall be
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Halliburton Company
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December 4, 1996

allocated among the property permitted to be received without the recognition of gain or loss and the stock of the distributing corporation which is retained. Treas. Reg. (S) 1.358-2(a)(2) provides that such allocation shall be made in proportion to the fair market value of each.

          Section 1223(1) of the Code provides in part that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the property exchanged at the time of such exchange was a capital asset as defined in section 1221 of the Code.

          Active Business Requirement

          Section 355(b)(1)(A) of the Code provides that section 355(a) shall apply to the distribution of stock of a controlled corporation only if the distributing corporation and the controlled corporation are engaged immediately after the distribution in the active conduct of a trade or business. Section 355(b)(2) of the Code provides, in part, that a corporation is treated as engaged in the active conduct of a trade or business if (i) that corporation is engaged in the active conduct of a trade or business, (ii) such trade or business has been actively conducted throughout the five-year period ending on the date of the distribution, (iii) such trade or business was not acquired within such five-year period in a transaction in which gain or loss was recognized in whole or in part, and (iv) control of a corporation which was conducting such trade or business was not acquired by any distributee corporation directly (or through one or more corporations) within such five-year period in a transaction in which gain or loss was recognized in whole or in part.

          Under section 355(b)(2), a corporation will be treated as engaged in the active conduct of a trade or business only if that corporation is itself engaged in the active conduct of a trade or business,/3/ or substantially all of its assets consist of stock or securities of a corporation or corporations controlled by it (immediately after the distribution) each of which is so engaged. Treas. Reg. (S) 1.355-3(b)(1). The Service has interpreted the phrase "substantially all" as requiring that 90 percent of the fair market value of the gross assets of a corporation following a spinoff consist of stock and securities in controlled corporations engaged in active businesses. See Section
3.04 of Rev. Proc. 77-37, 1977-2 C.B. 568 and Section 4.03(4) of Rev. Proc. 86-
41, 1986-2 C.B. 716.  In Rev. Rul. 74-382, 1974-2 C.B. 120, the Service ruled that a holding company satisfied theactive trade or business requirement where its sole asset was all of the stock of a subsidiary

--------------
          /3/ For purposes of issuing advance rulings, the Internal Revenue Service (the "Service") has indicated that at least 5 percent of a distributing corporation's gross assets must be used in directly conducting an active trade or business for the distributing corporation itself to satisfy the active business requirement of section 355(b). Rev. Proc. 96-43, 1996-35 I.R.B. 6.

Halliburton Company
Page 13
December 4, 1996

holding company that conducted no trade or business but that held as its sole asset all of the stock of several subsidiaries that each conducted an active trade or business.

          Under section 355(b)(2)(B), a trade or business that is relied upon to meet the requirements of section 355(b) must have been actively conducted throughout the five year period ending on the date of distribution. Treas. Reg.
(S) 1.355-3(b)(3). Further, the fact that a trade or business underwent change during the five year period preceding the distribution (e.g., by the addition of new or the dropping of old products, changes in production capacity, and the like) shall be disregarded, provided that the changes are not of such a character as to constitute the acquisition of a new or different business. In particular, if a corporation engaged in the active conduct of one trade or business during the five year period purchases or creates another trade or business in the same line of business, then the acquisition or creation of that other business is ordinarily treated as an expansion of the original business, all of which is treated as having been actively conducted during the five year period. Treas. Reg. (S) 1.355-3(b)(3)(ii).

          Treas. Reg. (S) 1.355-3(b)(2) provides that a corporation shall be treated as engaged in a trade or business immediately after the distribution if a specific group of activities is being carried on by the corporation for the purpose of earning income or profit, and the activities included in such group include every operation that forms a part of, or a step in, the process of earning income or profit. Such group of activities ordinarily must include the collection of income and the payment of expenses.

          Section 355(b)(2)(D) provides that a corporation shall be treated as engaged in an active conduct of a trade or business if, among other things, the corporation conducting such trade or business was not acquired by the distributing corporation within the five year period ending on the date of distribution or was so acquired within such period, but was acquired only by reason of a transaction in which gain or loss was not recognized in whole or in part.

          Device Restriction

          Treas. Reg. (S) 1.355-2(d)(1) provides that the determination of whether a transaction is used principally as a device for the distribution of earnings and profits is to be made from all of the facts and circumstances, including but not limited to, the presence of certain device factors and nondevice factors. Treas. Reg. (S) 1.355-2(d)(3)(ii) provides that a corporate business purpose for the transaction is evidence that the transaction is not being used principally as a device. An assessment of the strength of the corporate business purpose is based on all of the facts and circumstances, including, but not limited to, factors such as: (i) the importance of achieving the purpose to the success of the business, (ii) the extent to which the transaction is prompted by a person not having a proprietary interest in either corporation, or by other factors beyond the control of the distributing corporation, and (iii) the immediacy of the conditions prompting the transaction.

Halliburton Company
Page 14
December 4, 1996

          Business Purpose

          A transaction must be carried out for one or more valid corporate business purposes in order to meet the requirements of section 355. Treas. Reg.
(S) 1.355-2(b)(2) states that a corporate business purpose is a real and substantial non-Federal tax purpose germane to the business of the distributing corporation, the controlled corporation, or the affiliated group (defined by reference to section 1504(a) of the Code) to which the distributing corporation belongs.

          In Rev. Rul. 76-187, 1976-1 C.B. 97, the Service ruled that the business purpose requirement was satisfied when a parent corporation distributed the stock of its wholly-owned subsidiary to a newly formed holding company to substantially reduce the amount of state and local taxes paid by the parent. Similarly, in Priv. Ltr. Rul. 9011044 (Dec. 20, 1994),/4/ a spinoff of a controlled corporation in order to break the nexus with certain states, thus avoiding sales and use tax obligations, was found to be a valid business purpose.

          For advance ruling purposes, the Service in Rev. Proc. 96-30, 1996-19 I.R.B. 8, has indicated that a distribution to achieve significant cost savings (i.e., lower insurance rates, lower borrowing costs, less employees) is a valid business purpose. Rev. Proc. 96-30 defines "significant cost savings" as projection period cost savings equal to at least 1 percent of the base period net income of a distributing corporation's affiliated group. In other words, the Service for advanced ruling purposes will compare the total expected cost savings that are to result from a distribution to the total net consolidated financial income of a distributing corporation's affiliated group for a three year period preceding the distribution. Although the 1 percent test is only a guideline and not a safe harbor, a taxpayer can generally have confidence that the cost savings rationale is a good business purpose if anticipated savings are expected to exceed the 1 percent level. In addition, where the distribution is intended to significantly enhance the protection of one or more businesses from the risks of another business, the Service in Rev. Proc. 96-30 has found such risk reduction to be a valid business purpose.

          Continuity of Interest Requirement

          Treas. Reg. (S) 1.355-2(c)(1) provides that section 355 will apply to a transaction only if one or more persons who, directly or indirectly, were the owners of the enterprise prior to the distribution or exchange own, in the aggregate, an amount of stock establishing a continuity of interest in each of the modified corporate forms in which the enterprise is conducted after the

--------------
          /4/ It is recognized that private rulings are without precedential value pursuant to section 6110(j)(3). However, they do indicate the position the Service has taken in similar situations.

Halliburton Company
Page 15
December 4, 1996

separation. The regulations indicate that the retention of a 50 percent interest in each of the distributing corporation and the controlled corporation is sufficient to satisfy this requirement./5/



                                  CONCLUSIONS

          Based upon the facts, representations, law and analysis set forth above, in our opinion:

          1. The Halliburton Merger will constitute a reorganization within the meaning of section 368(a)(1)(B) of the Code, and Halliburton, Merger Sub, and Holdco will each be a party to the reorganization within the meaning of section 368(b) of the Code.

          2. No gain or loss will be recognized by Halliburton, Merger Sub or Holdco for federal income tax purposes by reason of the Holding Company Reorganization. Section 361(a) of the Code.

          3. No gain or loss will be recognized by the holders of Halliburton Common Stock upon the receipt of shares of Holdco Common Stock pursuant to the Holding Company Reorganization. Section 354(a)(1) of the Code.

          4. The basis of the shares of Holdco Common Stock treated as received by a holder of Halliburton Common Stock will be the same as the basis of the shares of Halliburton Common Stock treated as exchanged therefor. Section 358(a)(1) of the Code.

          5. The holding period of the shares of Holdco Common Stock treated as received by a holder of Halliburton Common Stock would include the holding period of the shares of Halliburton Common Stock treated as exchanged therefor, provided the Halliburton Common Stock is held as a capital asset at the time of the Holding Company Reorganization. Section 1223(1) of the Code.

          6. The basis of the Halliburton stock in the hands of HDI will be determined by reference to the "net asset basis" of Halliburton immediately prior to the Holding Company Reorganization under the principles of Treas. Reg.
(S) 1.1502-31.

          7. No gain or loss will be recognized to Halliburton upon the distribution of all of the stock of the Distributed Subsidiaries. Sections 355(c) and 361(c)(1) of the Code.

          8. No gain or loss will be recognized to (and no amount will be includible in the income of) HDI upon the receipt of the stock of the Distributed Subsidiaries. Section 355(a)(1) of the Code.

---------------------
          /5/  See Treas. Reg. (S) 1.355-2(c)(2), Ex. (2).
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Halliburton Company
Page 16
December 4, 1996

          9. The basis of the Halliburton stock and the stock of the Distributed Subsidiaries in the hands of HDI following the Spinoffs will be the same as the basis of the Halliburton stock held immediately before the Spinoffs, allocated in proportion to the respective fair market values of such stock at the time of the Spinoffs. Sections 358(a)(1) and 358(b)(2) of the Code and Treas. Reg. (S) 1.358-2(a)(2).

          10. The holding period of the stock of the Distributed Subsidiaries received by HDI in the Spinoffs will include the holding period of HDI for the Halliburton stock, provided the Halliburton stock is held as a capital asset at the time of the Spinoffs. Section 1223(1) of the Code.

          We express no opinion as to the tax treatment of the transactions contemplated by the Holding Company Reorganization and the Spinoffs under the provisions of any other sections of the Code or the regulations under the Code that also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions contemplated by the Spinoffs that are not specifically addressed in the foregoing opinion.

          This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than the Service in connection with an examination of the transactions contemplated by the Holding Company Reorganization and the Spinoffs) or to other persons without our prior written consent.


                                 Very truly yours,



                                 VINSON & ELKINS L.L.P.